Exhibit 99.1

Quest Resource Holding Corporation Prices $3,392,500 Common Stock Offering

THE COLONY, TX., August 5, 2020 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest”), a national leader in environmental waste and recycling services, today announced it has entered into a placement agency agreement with Roth Capital Partners, LLC for the purchase and sale of 2,950,000 shares of common stock, par value $0.001 per share, at an offering price of $1.15 per share, pursuant to a registered direct offering. The gross proceeds of the offering will be approximately $3,392,500, before deducting fees and other estimated offering expenses. The closing of the registered direct offering is expected to take place on or about August 7, 2020, subject to the satisfaction of customary closing conditions.

Roth Capital Partners is acting as sole placement agent for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-227800) previously filed with the U.S. Securities and Exchange Commission (“SEC”) and declared effective on April 8, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A prospectus supplement relating to the shares of common stock will be filed by Quest with the SEC.  When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from Roth Capital Partners, LLC, 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147.

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services to customers from across multiple industry sectors that are typically larger, multi-location businesses.  In addition, Quest’s programs and services enable customers to address their environmental and sustainability goals and responsibilities. Quest provides information that tracks and reports the environmental results of Quest’s services, provides actionable data to improve business operations, and enables customers to address their environmental and sustainability goals and responsibilities.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances.  The forward-looking statements include, but are not limited to, our belief we have operations in place to sustainably support profitability while consistently providing excellent customer service; our belief that our asset-light business model and the essential nature of our services positions us to weather the challenging COVID-19 environment; and our belief that the financial measures contained in this press release facilitate operating performance comparisons from period to period.  These statements are based on our current expectations, estimates, projections, beliefs, and assumptions.  Such statements involve significant risks and uncertainties. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities.  Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC - Joe Noyons - 817.778.8424